Exhibit 5.1

September 21, 2006

SkyTerra Communications, Inc.

19 West 44th Street, Suite 507

New York, New York 10036

Re:	SkyTerra Communications, Inc.
Registration Statement on Form S-3 (File No. 333-135581)

Ladies and Gentlemen:

We have acted as special counsel to SkyTerra Communications, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”), initially filed on July 3, 2006 by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), allowing for delayed offerings pursuant to Rule 415 under the Act. The Registration Statement includes a prospectus (the “Prospectus”) to be furnished in connection with the public offering by certain stockholders of the Company (the “Selling Stockholders”) named in the Registration Statement of up to 14,118,159 shares (the “Secondary Shares”) of common stock, par value $0.01 per share (“Common Stock”), of the Company.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement, as amended to the date hereof;

(ii)	the Amended and Restated Certificate of Incorporation of the Company, as amended to the date hereof and as certified by the Secretary of State of the State of Delaware;

(iii)	the Amended and Restated By-Laws of the Company, as currently in effect and as certified by the Secretary of the Company;

(iv)	certain resolutions adopted by the Board of Directors of the Company relating to the Exchange Agreements (defined below) and the issuance of the Secondary Shares and related matters;

(v)	a specimen common stock certificate representing the Common Stock; and

(vi)  the exchange agreements by and among the Company and the Selling Stockholders listed on Schedule I hereto (the “Exchange Agreements”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and, as to parties other than the Company, the validity and binding effect thereof on such parties. We have also assumed that the stock certificates evidencing the Secondary Shares will conform to the specimen common stock certificate examined by us and will be duly executed and delivered.

Our opinions set forth below are limited to the General Corporation Law of the State of Delaware. The Secondary Shares may be offered and sold by the Selling Stockholders from time to time on a delayed or continuous basis, and this opinion is limited to the laws as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that the Secondary Shares have been duly authorized and, when issued and delivered against receipt of the consideration therefore in accordance with the Exchange Agreements, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

Skadden, Arps, Slate, Meagher & Flom LLP

SCHEDULE I

Exchange Agreement, dated as of May 6, 2006, by and among SkyTerra Communications, Inc., Spectrum Space IV Parallel, Inc., Spectrum Equity Investors Parallel IV, L.P., MVH Holdings Inc. and Motient Corporation

Exchange Agreement, dated as of May 6, 2006, by and among SkyTerra Communications, Inc., Spectrum Space IV Managers, Inc., Spectrum Equity IV, L.P., MVH Holdings Inc. and Motient Corporation

Exchange Agreement, dated as of May 6, 2006, by and among SkyTerra Communications, Inc., Spectrum Space Equity Investors IV, Inc., Spectrum IV Investment Managers’ Fund, L.P., MVH Holdings Inc. and Motient Corporation

Exchange Agreement, dated as of May 6, 2006, by and among SkyTerra Communications, Inc., Columbia Space Partners, Inc., Columbia Capital Equity Partners III (Cayman), L.P., Columbia Capital Investors III, LLC, Columbia Capital Employee Investors III, L.L.C., MVH Holdings Inc. and Motient Corporation

Exchange Agreement, dated as of May 6, 2006, by and among SkyTerra Communications, Inc., Columbia Space (AI), Inc., Columbia Capital Equity Partners III (AI), L.P., MVH Holdings Inc. and Motient Corporation

Exchange Agreement, dated as of May 6, 2006, by and among SkyTerra Communications, Inc., Columbia Space (QP), Inc., Columbia Capital Equity Partners III (QP), L.P., MVH Holdings Inc. and Motient Corporation

Asset Purchase Agreement, dated as of May 6, 2006, by and among Continental Casualty Company, MSV Investors Holdings, Inc. and SkyTerra Communications, Inc.

Asset Purchase Agreement, dated as of May 6, 2006, by and among Maranello Holdings LLC, MSV Investors Holdings, Inc. and SkyTerra Communications, Inc.

Asset Purchase Agreement, dated as of May 6, 2006, by and among Scoggin IV LLC, MSV Investors Holdings, Inc. and SkyTerra Communications, Inc.

Asset Purchase Agreement, dated as of May 6, 2006, by and among Mr. Jeffrey Benjamin, MSV Investors Holdings, Inc. and SkyTerra Communications, Inc.

Asset Purchase Agreement, dated as of May 6, 2006, by and among Mr. Norman Brownstein, MSV Investors Holdings, Inc. and SkyTerra Communications, Inc.

Agreement and Plan of Merger, dated as of May 6, 2006, by and among Bay Harbour MSV, Inc., Trophy Hunter Investments, Ltd., Bay Harbour 90-1, Ltd., Bay Harbour Master Ltd., MSV Rollup LLC and SkyTerra Communications, Inc.